Exhibit A

Mr. McDonald also directly owns employee stock options to purchase shares of
Class A Common Stock as follows:

Option to purchase 394 shares with (i) exercise price of $441.25 per share,
(ii) vesting as follows: 78 on 06/30/2001, 79 on 06/30/2002, 79 on
06/30/2003, 79 on 06/30/2004 and 79 on 06/30/2005 and (iii) expiration on
06/09/2010

Option to purchase 5,000 shares with (i) exercise price of $215.00 per share,
(ii) vesting as follows: 999 on 04/01/2001, 1,000 on 10/01/2001, 1,001 on
10/01/2002, 1,000 on 10/01/2003 and 1,000 on 10/01/2004 and (iii) expiration on 10/17/2010